EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ocean Power Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-217209 and No. 333-213519) on Form S-1, registration statements (No. 333-214316, No. 333-208522 and No. 333-224436) on From S-8, and the registration statement (No. 333-221867) on Form S-3 of Ocean Power Technologies, Inc. of our report dated July 17, 2018, with respect to the consolidated balance sheets of Ocean Power Technologies, Inc. and subsidiaries as of April 30 2018 and 2017, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended April 30, 2018, which report appears in the April 30, 2018 Annual Report on Form 10-K of Ocean Power Technologies, Inc.

Our report dated July 17, 2018 contains an explanatory paragraph that states that the Company’s cash balance, recurring losses from operations, and accumulated deficit raise substantial doubt about the Company’s ability to continue as a going concern, as discussed in Note 1(b) to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

(signed) KPMG LLP

Philadelphia, Pennsylvania

July 17, 2018